EXHIBIT 99.1

          Cerus Corporation Announces Second Quarter Results


    CONCORD, Calif.--(BUSINESS WIRE)--July 29, 2004--Cerus Corporation (Nasdaq:CERS) today announced results for the second quarter ended June 30, 2004.
    The net loss for the second quarter of 2004 was $11.5 million, or $0.52 per share, compared to a net loss of $16.8 million, or $0.97 per share, for the second quarter of 2003. During the second quarter of 2004, Cerus reported restructuring costs of $2.5 million related to its previously announced strategic realignment to reduce expenses and to increase support of its program to develop therapeutic vaccines against cancer and infectious disease.
    The overall reduction in the net loss for the quarter was due primarily to increased funding received under cooperative agreements with the U.S. Armed Forces and reduced operating expenses. Total revenue from government grants and development agreements was $3.8 million for the second quarter of 2004, compared to $2.0 million for the second quarter of 2003.
    At June 30, 2004, the company had cash, cash equivalents and short-term investments of $94.8 million.
    Loan principal and accrued interest under a credit facility with Baxter Capital Corporation is classified as a current liability on the balance sheet, due to a dispute concerning the timing of repayment.

    QUARTERLY CONFERENCE CALL

    The company has scheduled its quarterly conference call for 4:30 p.m. EDT today. Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

    ABOUT CERUS

    Cerus Corporation is developing novel technologies to provide safer and more effective options to patients in areas with substantial unmet medical needs. The Concord, California-based company is pursuing novel therapeutic vaccine technologies to harness the power of the immune system against cancer and infectious disease. In collaboration with MedImmune, Inc., Cerus is developing a therapeutic vaccine designed to target antigens expressed in breast, prostate and colon cancer, as well as metastatic melanoma. Cerus is also collaborating with subsidiaries of Baxter International Inc. on the INTERCEPT Blood System, designed to enhance the safety of the world's blood supply by inactivating viruses, bacteria, other pathogens and white blood cells. The INTERCEPT Blood System is based on the company's Helinx technology for controlling biological replication. The INTERCEPT Blood System for platelets is currently being marketed in Europe.

    Helinx is a trademark of Cerus Corporation.
    Baxter and INTERCEPT Blood are trademarks of Baxter International
Inc.

    Statements in this news release regarding potential efficacy of products, product development and commercial potential, possible outcomes of the loan dispute, and the company's relationship with subsidiaries of Baxter International Inc. are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by Baxter and other factors discussed in the company's most recent filings with the Securities and Exchange Commission.


                           CERUS CORPORATION
               SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations Three Months Ended Six Months Ended
(in thousands, except per share        June 30,           June 30,
information)                         2004     2003     2004     2003
                                   -------- -------- -------- --------

Revenue                             $3,766   $2,003   $7,413   $3,272

Operating expenses:
  Research and development           8,720   14,752   17,388   29,447
  General and administrative         2,919    2,823    5,962    5,518
  Restructuring                      2,465        -    2,465        -
                                   -------- -------- -------- --------
     Total operating expenses       14,104   17,575   25,815   34,965
                                   -------- -------- -------- --------
        Loss from operations       (10,338) (15,572) (18,402) (31,693)
Interest income (expense), net      (1,209)  (1,200)  (2,339)  (2,238)
                                   -------- -------- -------- --------
        Net loss                   (11,547) (16,772) (20,741) (33,931)
                                   ======== ======== ======== ========

Net loss per share - basic and
 diluted                            ($0.52)  ($0.97)  ($0.94)  ($2.04)
                                   ======== ======== ======== ========
Shares used in computing net loss
 per share - basic and diluted      22,113   17,317   22,099   16,644




Condensed Balance Sheets                        June 30,  December 31,
(in thousands)                                   2004        2003
                                               ----------  ----------

Cash, cash equivalents and short-term
 investments                                     $94,817    $110,010
Accounts receivable from a related party              59           8
Accounts receivable and other current assets       6,034       5,736
Furniture and equipment, net                       1,183       2,553
Other assets                                         117         156
                                               ----------  ----------

   Total assets                                 $102,210    $118,463
                                               ==========  ==========


Accounts payable to a related party               $2,500      $3,156
Current loan and interest payable to a related
 party                                            58,694      55,834
Other current liabilities                          9,033       6,945
Stockholders' equity                              31,983      52,528
                                               ----------  ----------

   Total liabilities and stockholders' equity   $102,210    $118,463
                                               ==========  ==========


    CONTACT: Cerus Corporation
             Greg W. Schafer, 925-288-6109